Exhibit 99.(d)(1)(B)

Notice of Grant of Stock Options	Synopsys, Inc.
and Option Agreement	ID: 56-1546236
700 East Middlefield Road
Mountain View, CA 94043

<<Name>>	Option Number:	<<number>>
<<Address Line>>	Plan:	<<Plan>>
<<City, State Zip Country>>	ID:	<<ID>>

Effective <<Grant Date>>, you have been granted a(n) Non-Qualified Stock Option to buy <<# of Shares>> shares of Synopsys, Inc. (the Company) stock at <<price>> per share.

This Option may be exercised, in whole or in part, in accordance with the following vesting schedule, subject to the continuation of employment.

Shares	Vest Type	Full Vest	Expiration
	On Vest Date	date	expiration
	Monthly	date	expiration

Exercise upon Termination of Employment. Please note that if your employment with Synopsys or an affiliate is terminated, except in the case of death or disability or termination for cause, you will be able to exercise all outstanding fully vested options for thirty (30) calendar days following your date of termination. In the case of death or disability, the post-termination exercise period is one year.

Stock Swap Exercise.   Paying the exercise price by means of the surrender of shares having a fair market value equal to the applicable exercise price of the option is prohibited and not an available method of exercise.

Responsibility for Taxes.  Regardless of any action Synopsys, Inc., its affiliate or my employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), I acknowledge that the ultimate liability for all Tax-Related Items legally due by me is and remains my responsibility and that Synopsys, Inc. and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate my liability for Tax-Related Items.

Prior to exercise of the option, I shall pay or make adequate arrangements satisfactory to Synopsys, Inc. and/or the Employer to satisfy all withholding and payment on account obligations of Synopsys, Inc. and/or the Employer.  In this regard, I authorize Synopsys, Inc. and/or the Employer to withhold all applicable Tax-Related Items legally payable by me from my wages or other cash compensation paid to me by Synopsys, Inc. and/or the Employer or from proceeds of the sale of the shares.  Alternatively, or in addition, if permissible under local law, Synopsys, Inc. may (1) sell or arrange for the sale of shares that I acquire to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in shares, provided that Synopsys, Inc. only withholds the amount of shares necessary to satisfy the minimum withholding amount.  Finally, I shall pay to Synopsys, Inc. or the Employer any amount of Tax-Related Items that Synopsys, Inc. or the Employer may be required to withhold as a result of my participation in the plan stated in the header of this Agreement (the “Plan”) or my purchase of shares that cannot be satisfied by the means previously described.  Synopsys, Inc. may refuse to honor the exercise and refuse to deliver the shares if I fail to comply with my obligations in connection with the Tax-Related Items as described in this section.

Nature of Grant.  In accepting the grant, I acknowledge that:

(1)           the Plan is established voluntarily by Synopsys, Inc., it is discretionary in nature and it may be modified, amended, suspended or terminated by Synopsys, Inc. at any time, unless otherwise provided in the Plan and this Agreement;

(2)           the grant of the options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(3)           all decisions with respect to future option grants, if any, will be at the sole discretion of Synopsys, Inc.;

(4)           my participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate my employment relationship at any time with or without cause;

(5)           I am voluntarily participating in the Plan;

(6)           the option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Synopsys, Inc. or the Employer, and which is outside the scope of my employment contract, if any;

(7)           the options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(8)           in the event that I am not an employee of Synopsys, Inc. or an affiliate of Synopsys, the option grant will not be interpreted to form an employment contract or relationship with Synopsys, Inc.; and furthermore, the option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of Synopsys, Inc.;

(9)           the future value of the underlying shares is unknown and cannot be predicted with certainty;

(10)         if the underlying shares do not increase in value, the options will have no value;

(11)         if I exercise my option and obtain shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the option price; and

(12)         in consideration of the grant of options, no claim or entitlement to compensation or damages shall arise from termination of the options or diminution in value of the options or shares purchased through exercise of the options resulting from termination of my employment by Synopsys, Inc. or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release Synopsys, Inc. and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

Data Privacy.  I consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, the Employer, and Synopsys, Inc. and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Plan.

I understand that Synopsys, Inc. and the Employer hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Synopsys, Inc., details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing the Plan (“Data”).  I understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in my country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than my country.  I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative.  I authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom I may elect to deposit any shares of stock acquired upon exercise of the option.  I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan.  I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative.  I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan.  For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

Governing Law.  This option grant is governed by, and subject to, the laws of the State of California.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

Language.  If I have received this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Electronic Delivery.  Synopsys, Inc. may, in its sole discretion, decide to deliver any documents related to the option granted under or to participation in the Plan (or future options that may be granted under the Plan) by electronic means or to request my consent to participate in the Plan by electronic means.  I hereby consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by Synopsys, Inc. or another third party designated by Synopsys, Inc.

Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

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My signature below indicates that I have read the information provided to me regarding the Plan and agree to be bound by the terms and conditions of the Plan and this Agreement.

Brian Beattie, CFO

<<Name>>	Date